UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-186820

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-166273

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-162266

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-113896

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-86756

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-86754

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-77781

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-29301

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-26847

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

NAVISTAR INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-3359573
(State or other jurisdiction of Incorporation or organization)	(IRS Employer Identification No.)

2701 Navistar Drive Lisle, IL	60532
(Address of Principal Executive Offices)	(Zip Code)

Navistar International Corporation 2013 Performance Incentive Plan

Non-Qualified Stock Option Award Agreement for Lewis B. Campbell

Navistar International Corporation 2004 Performance Incentive Plan

Navistar, Inc. Retirement Accumulation Plan

Navistar, Inc. 401(k) Plan for Represented Employees

Navistar 1994 Performance Incentive Plan, as amended

Navistar International Corporation 1998 Interim Stock Plan

Navistar 1998 Supplemental Stock Plan, as amended and supplemented by the Restoration Stock Option Program

Navistar 1998 Non-Employee Director Stock Option Plan

Navistar International Corp. Stock Ownership Program

(Full title of the plans)

Curt A. Kramer

Senior Vice President and General Counsel

Navistar International Corporation

2701 Navistar Drive

Lisle, IL

(Name and address of agent for service)

(331) 332-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

TERMINATION OF REGISTRATION

These Post-Effective Amendments related to the following Registration Statements on Form S-8 filed by Navistar International Corporation (“Navistar” or the “Company”) (collectively, the “Registration Statements”), are being filed to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), that had been registered under such Registration Statements, together with any and all plan interests and other securities registered thereunder:

1.

Registration Statement on Form S-8 (File No. 333-186820), originally filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2013 registering 4,665,000 shares of Common Stock under the Company’s Navistar International Corporation 2013 Performance Incentive Plan, and 500,000 shares under the Company’s Non-Qualified Stock Option Award Agreement for Lewis B. Campbell;

2.

Registration Statement on Form S-8 (File No. 333-166273), originally filed with the SEC on April 23, 2010 registering 2,500,000 shares of Common Stock under the Company’s Navistar International Corporation 2004 Performance Incentive Plan;

3.

Registration Statement on Form S-8 (File No. 333-162266), originally filed with the SEC on October 1, 2009 registering 2,000,000 shares of Common Stock under the Company’s Navistar, Inc. Retirement Accumulation Plan, and 2,000,000 shares of Common Stock under the Company’s Navistar, Inc. 401(k) Plan for Represented Employees;

4.

Registration Statement on Form S-8 (File No. 333-113896), originally filed with the SEC on March 24, 2004 registering 3,250,000 shares of Common Stock under the Company’s Navistar International Corporation 2004 Performance Incentive Plan;

5.

Registration Statement on Form S-8 (File No. 333-86756), originally filed with the SEC on April 23, 2002 registering 2,500,000 shares of Common Stock under the Company’s Navistar 1994 Performance Incentive Plan, as amended, Navistar International Corporation 1998 Interim Stock Plan and Navistar 1998 Supplemental Stock Plan, as amended and supplemented by the Restoration Stock Option Program;

6.

Registration Statement on Form S-8 (File No. 333-86754), originally filed with the SEC on April 23, 2002 registering 250,000 shares of Common Stock under the Company’s Navistar 1998 Non-Employee Director Stock Option Plan;

7.

Registration Statement on Form S-8 (File No. 333-77781), originally filed with the SEC on May 5, 1999 registering 6,000,000 shares of Common Stock under the Company’s Navistar 1994 Performance Incentive Plan, Navistar International Corporation 1998 Interim Stock Plan and Navistar 1998 Supplemental Stock Plan;

8.

Registration Statement on Form S-8 (File No. 333-29301), originally filed with the SEC on June 16, 1997 registering 650,000 shares of Common Stock under the Company’s Navistar International Corp. Stock Ownership Program;

9.

Registration Statement on Form S-8 (File No. 33-26847), originally filed with the SEC on February 3, 1989 registering an aggregate amount of $27,000,000 shares of common stock of the Company ($1.00 par value per share) under the Company’s Navistar International Transportation Corp. 401(k) Retirement Savings Plan; and

On July 1, 2021 (the “Effective Time”), pursuant to an Agreement and Plan of Merger, dated as of November 7, 2018, among Navistar, TRATON SE, a Societas Europaea (“TRATON”), and Dusk Inc., a Delaware corporation and a wholly owned indirect subsidiary of TRATON (“Dusk”), Dusk merged with and into Navistar (the “Merger”), with Navistar surviving as a wholly owned indirect subsidiary of TRATON.

As a result of the Merger, Navistar has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Pursuant to the undertakings made by Navistar in the Registration Statements to remove from registration, by means of a post-effective amendment, any registered securities that remain unsold or unissued at the termination of the offering, Navistar hereby terminates the effectiveness of the Registration Statements and removes from registration any and all registered securities of Navistar that remain unsold or unissued under the Registration Statements as of the Effective Time. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois, on July 1, 2021.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Walter G. Borst
	Name:	Walter G. Borst
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Curt A. Kramer
	Name:	Curt A. Kramer
	Title:	Senior Vice President and General Counsel

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.